                                                              Exhibit (D)(16)(I)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

             ING INVESTMENT MANAGEMENT ASIA-PACIFIC (HONG KONG) LTD

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
        SERIES                                ANNUAL SUB-ADVISER FEE
        ------                                ----------------------
                                   (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING Greater China Fund              0.55% on the first $100 million of assets;
                                   0.50% on the next $150 million of assets; and
                                                  0.45% thereafter
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